UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: November 22, 2006

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

 (303) 660-3933
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

SAN Holdings, Inc. (the “Company”) has entered into the Agreement, dated and effective as of November 22, 2006 (the “Agreement”), between the Company and the investors that are a party thereto (the “Consenting Investors”), which is filed as Exhibit 10.01 to this report.

The Agreement was entered into by the Company to clarify and amend certain provisions in the transaction documents from the private placement transaction (the “Private Placement”) that had three closings on March 2, 2006, April 18, 2006 and May 4, 2006 (each, a “Closing Date”) that has been previously disclosed in the reports the Company files with the Securities and Exchange Commission (“SEC”). In the Private Placement, on each Closing Date, pursuant to a Securities Purchase Agreement dated as of each such Closing Date (the “Securities Purchase Agreements”), each by and among the Company and the purchasers identified on the signature pages thereto (collectively, the “Investors”), the Company issued Units to the Investors. Each Unit consisted of one share of the Company’s series A preferred stock, no par value per share, initially convertible into 333,333 shares of the Company’s common stock, no par value per share (“Common Stock”), one warrant to purchase 166,667 shares of the Company’s Common Stock at an exercise price of $0.30 per share (the “$0.30 Warrants”) and one warrant to purchase 166,667 shares of the Company’s Common Stock at an exercise price of $0.50 per share (the “$0.50 Warrants”).

The Company granted the Investors resale registration rights with respect to certain of the securities issued in the Private Placement (the “Registrable Securities”) pursuant to the Registration Rights Agreement, dated and effective as of February 28, 2006 (the “Registration Rights Agreement”), by and among the Company and the Investors. The Registration Rights Agreement also provided that, if a registration statement covering the resale of the Registrable Securities (the “Resale Registration Statement”) had not been declared effective by the SEC within 150 days of the Closing Date for each of the Investors, the Company was required to pay monthly partial liquidated damages to the Investors in the amount of 2.0% of the aggregate purchase price paid by such Investors, plus interest at a rate of 12% per annum or such lesser amounts as permitted by applicable law).

The Agreement amends the Registration Rights Agreement to (a) revise the Company’s responsibilities with respect to the registration for resale of the Registrable Securities and (b) provide that the only liquidated damages payable thereunder to the Consenting Investors are the liquidated damages that accrued through November 15, 2006 (the “Accrued Liquidated Damages”). Pursuant to the Agreement, the Company agrees within 30 days thereof to deliver an unsecured promissory note (a “Note”) to each Consenting Investor in a principal amount equal to the portion of the Accrued Liquidated Damages due and payable to such Consenting Investor, such Note to accrue interest at a rate of 12% per annum (or such lesser maximum amount that is permitted by applicable law) and to be payable 15 months from the date of issuance (or at an earlier date if the Company is reorganized, reclassified, merges into or consolidates with another entity, or disposes of substantially all of its assets). Each Note will be payable by the Company in immediately available funds or, if mutually agreed to by the parties thereto, in shares of Common Stock. In the Agreement, the Company agreed to reduce the exercise price of the $0.50 Warrants issued to the Consenting Investors from $0.50 per share to $0.20 per share, such revised warrant agreements to be issued by no later than December 31, 2006. The Agreement also provides that the Company may issue up to an additional $1.5 million in equity securities without triggering any of the exercise price or conversion price reset provisions or other triggers set forth in any of the transaction documents relating to the 2006 Private Placement so long as the Company satisfies the conditions set forth in the Agreement.

The Consenting Investors as of the date of filing this report included substantially all of the Investors in the Private Placement. Any Investors in the Private Placement who are not Consulting Investors will retain their rights and Units acquired by them as of their respective Closing Date.

Item 2.02 Results of Operations and Financial Condition.

The information in this Item 2.02 of this Current Report, including the exhibit attached hereto, is furnished pursuant to Item 2.02 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

On November 28, 2006, the Company issued a press release announcing operating results for the fiscal quarter ended September 30, 2006. The press release is furnished as Exhibit 99.1 and incorporated by reference in this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

10.01
Agreement, dated as of November 22, 2006, among the Company and each of the investors that is a party thereto. Incorporated by reference to Exhibit 10.02 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 filed on November 27, 2006.

99.1	Press Release of the Company dated November 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

By:	/s/ Robert C. Ogden
Robert C. Ogden, Chief Financial Officer and Secretary

Date: November 28, 2006